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INSITE VISION INCORPORATED
(Name of the Registrant as Specified In Its Charter)
PINTO TECHNOLOGY VENTURES, L.P.
PINTO TECHNOLOGY VENTURES GP, L.P.
PINTO TV GP COMPANY LLC
EVAN S. MELROSE, M.D.
MATTHEW S. CRAWFORD
RICK D. ANDERSON
TIMOTHY P. LYNCH
TIMOTHY McINERNEY
ROBERT O’HOLLA
ANTHONY J. YOST
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ISV’S FAILURE TO ACCURATELY PREDICT AND DELIVER
     During the last decade, the Company has failed to deliver on its public commitments to investors regarding drug development and commercialization timelines. Below is a sampling of these missed commitments.
ISV-401 (AzaSite)

Event	Public Statement	Source	Result

Clinical Trials	“...phase 3 clinical trials are anticipated to begin in the second quarter of 2003.”	ISV 10-K filed March 31, 2003.

	“...phase 3 clinical trials are anticipated to begin in the second quarter of 2004.”	ISV 10-K filed March 30, 2004.	Phase 3 trials eventually began in third quarter 2004.

	“Our intent is to complete both ISV-401 phase 3 trials by the middle of 2005...”	ISV press release, dated May 14, 2004.	Phase 3 trials completed in January 2006.

NDA	“Our intent is to ... file an NDA in the second half of [2005].”	ISV press release, dated May 14, 2004.

	“This puts us on track to file a New Drug Application (NDA) for AzaSite with the U. S. Food and Drug Administration (FDA) in early 2006.” —Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision.	ISV press release, dated August 15, 2005.	NDA finally filed in June 2006.

Commercialization	“ISV-401, which is a broad spectrum antibiotic we anticipate entering the market in 2005.”	ISV-CCBN Healthcare Conference December 10, 2002.

	“The company currently expects to commercially launch AzaSite in the U.S. in 2006.”	ISV press release, dated November 4, 2004.

	“The company currently expects to commercially launch AzaSite in the U.S. in 2006.”	ISV press release, dated March 31, 2005.

Event	Public Statement	Source	Result

	“The company currently expects to commercially launch AzaSite in the U.S. in 2006.”	ISV press release, dated May 9, 2005.

	“Pending approval of its NDA with the FDA, InSite Vision currently expects AzaSite to be commercially launched in the United States in early 2007.”	ISV press release, dated November 8, 2006.	AzaSite finally commercially launched in August 2007.
ISV-205

Event	Public Statement	Source	Result

Clinical Trials	“The Company expects to complete a Phase II trial of ISV-205 in 1998.”	ISV 10-Q, filed May 14, 1998.	Phase II trials completed in the second quarter of 1999.

Commercialization	“The ISV-205 glaucoma therapeutic partnership with Pharmacia remains strong.” “Plans are underway for the next phase of the program...”	ISV 8-K filed February 6, 2001.	In May 10, 2001 press release, ISV disclosed that Pharmacia had returned global development and commercialization rights to ISV-205 to ISV.

	“We strongly believe that the ISV-205 product is safe and efficacious.” “We are committed to move aggressively on securing a new corporate partner to fund later-stage development and commercialization of this important therapeutic.”	ISV press release, dated May 10, 2001.	Clinical trials were abandoned and product development has remained on hold since 2003.

	“We plan to move forward with a pivotal Phase 3 clinical trial program...”	CEO interview in 4th quarter of 2004 (posted on ISV’s web site).	Subsequent partnerships were never established, and this product candidate was never commercialized.

ISV-016 (AzaSite Otic)

Event	Public Statement	Source	Result

Clinical Trials	“This product candidate is currently in preclinical development and we anticipate pursuing it more actively if and when personnel and financial resources become available.”	ISV 10-K, filed March 15, 2007.

	“In 2008, we plan to file an IND and pursue our AzaSite Otic program.” “Our current plan is to fi[le] an IND in 2008, and start clinical trials soon thereafter.”	ISV Q1 2008 earnings call, transcript published May 8, 2008.	In August 2008, ISV disclosed that it had discontinued development of AzaSite Otic.
ISV-900 (OcuGene)

Event	Public Statement	Source	Result

Commercialization	“[A]s of November 11, 1999, [ISV] signed an agreement to license the ISV-900 technology for diagnostic, prognostic and therapeutic applications to Pharmacia & Upjohn, Inc (“P&U”).”	ISV press release, dated November 11, 1999.

	The Pharmacia licensing agreement has been terminated. “InSite Vision will accelerate and manage all future development and marketing plans for the product.” “InSite Vision plans to bring ISV-900 to market in 2001 and currently has a comprehensive marketing plan under development.”	ISV press release, dated December 14, 2000.

	“During the first quarter of 2003, InSite Vision continued its activities to introduce the OcuGene glaucoma genetic test to the U.S. ophthalmic and optometric communities.”	ISV press release, dated May 14, 2003.

	“In December 2002, we entered into an agreement with Società Industria Farmaceutica Italiana (SIFI) that grants them the exclusive right to manufacture/perform, distribute and market OcuGene in Italy for eight years. SIFI introduced the OcuGene test at two Italian ophthalmic meetings in late 2003, and is currently evaluating the market opportunity and feasibility to support a product launch in the second half of 2004.”	ISV 10-K/A, filed May 7, 2004.

Event	Public Statement	Source	Result

	“In December 2002, we entered into an agreement with Società Industria Farmaceutica Italiana (SIFI) that grants them the exclusive right to manufacture/perform, distribute and market OcuGene in Italy for eight years. SIFI introduced the OcuGene test at two Italian ophthalmic meetings in late 2003, and is currently evaluating the market opportunity and feasability to support a product launch.”	ISV 10-K, filed March 31, 2005.

	“In December 2002, we entered into an agreement with Società Industria Farmaceutica Italiana, or SIFI, that grants SIFI the exclusive right to manufacture/perform, distribute and market OcuGene in Italy for eight years. SIFI introduced the OcuGene test at two Italian ophthalmic meetings in late 2003, and is currently conducting additional clinical studies to evaluate the technology in the Italian population.”	ISV 10-Ks, filed March 31, 2006 and March 15, 2007.	No mention of Italian commercialization in the Form 10-K filed March 17, 2008.

	“Our marketing and sales efforts related to OcuGene glaucoma genetic test have been significantly curtailed.”	ISV S-3, filed April 11, 2007.	Based on SEC filings, the product has made no meaningful contribution to revenues.